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                                                                    Exhibit 99.1

FROM: Sierra Pacific Resources                         TO: PR Newswire
      Analyst Contact:                                     US1
      Vicki Erickson   775-834-5646                        1-800-473-5152
      Media Contact:
      Andrea Smith 702-334-5683

                     ENRON BANKRUPTCY COURT ISSUES DECISION

August 28, 2003

Las Vegas, Nev. -- Sierra Pacific Resources (NYSE:SRP) today said the Bankruptcy Court for the Southern District of New York has rendered a decision in Enron's bankruptcy proceedings granting Enron Power Marketing Inc.'s motion for summary judgment with respect to Enron's claims for terminated contracts.

Walt Higgins, chairman and CEO of Sierra Pacific Resources, said, "We are currently studying the decision and will consider all possible courses of action once an order is issued.

"We are disappointed with this decision but, as I've said on many occasions during Enron's bankruptcy proceedings, we will aggressively pursue our rights throughout the court system. We do not believe those who were largely responsible for the 2000-2001 western energy crisis should benefit in any way from the dysfunctional marketplace they helped create."

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50% interest in an interstate natural gas transmission partnership.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources' ability to access the capital markets to refinance future debt maturities and for general corporate purposes, Resources' ability to receive dividends from its subsidiaries and the financial performance of the Company's subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their future rate cases, their ability to access the capital markets to refinance debt and for general corporate purposes, their ability to purchase sufficient power to meet their power demands, whether




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terminated power suppliers will be successful in pursuing claims against Nevada
Power and Sierra Pacific Power for liquidated damages under their terminated power contracts and weather conditions during the summer months of 2003 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.